Exhibit 99.2
                                 PROMISSORY NOTE

$   100,000.00                                                    MIAMI, FLORIDA
                                                                  August 9, 2007

      FOR VALUE RECEIVED, CONNECTED MEDIA TECHNOLOGIES, INC., (CM) a Delaware Corporation having an office at 8 SW 8th Street, suite 2230, Miami, Florida 33130 ("Borrower"), promises to pay to the order of Roma Financial Services, Inc ("ROMA") having an address at 80 SW 8th Street, Miami, Florida 33130 ("Lender") or to any subsequent Lender hereof, the principal sum of One Hundred Thousand dollars. ($ 100,000.00), or so much as may be outstanding, with interest accruing at a rate of ten percent (10.00 %) per annum, with all principal and accrued interest thereon payable in full once receivables pertaining to the advances have been paid to Connected Media.

      This Note evidences a line of credit arrangement between CM and Roma whereby Roma agrees to provide a line of credit collateralized by CM and its wholly owned subsidiary, Newspronet Asset Acquisitions Inc. (NA) receivables. Roma will require that every request for advancement be supplied in writing along with the receivable being financed, including the invoice number. CM agrees to pay Roma 10% (APY) interest rate (10%) for all monies due as part of this receivable line.

      This Note is valid through December 31, 2008 or at such a time that either party cancels it in writing. Upon cancellation by either party, all monies owed to Roma as part of this Note must be paid in full, including any outstanding interest payments.

      The failure of Roma to exercise any of its rights, powers and/or remedies under this Note shall not constitute a wavier of the right to exercise the same at that or any other time. Time shall be of the essence in the payment of this Note. CM agrees to pay all costs and reasonable attorney's fees incurred in collecting or attempting to collect the amount due under this Note. This Note is delivered in, shall be performed in, governed by and construed in accordance with the laws of the State of Florida. CM hereby waives presentment, demand, notice of dishonor, protest, notice of protest and nonpayment.



                                               Connected Media Technologies, Inc

                                                 By:   /s/ Isidro Gonzalez

                                                 Name: Isidro Gonzalez

                                                 Title: President